EXHIBIT 99.1

Adept Technology Reports Second Quarter Fiscal Year 2010 Results

PLEASANTON, Calif., Feb. 3, 2010 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotic solutions, today announced financial results for its fiscal 2010 second quarter ended December 26, 2009.

Second Quarter Results

Revenues for the second quarter of fiscal 2010 were $9.2 million, compared to $11.7 million for the previous quarter and $11.0 million for the second quarter of fiscal 2009. Lower revenues in the fiscal 2010 second quarter were primarily the result of decreased sales in the Company’s traditional automotive and industrial business in Germany. Offsetting this decrease was a modest recovery in Adept’s services business as customers began reinvesting in their already installed systems for the first time in several quarters. Variability in the timing of sales was also a factor in Adept’s results, as the Company received substantial orders late in the fiscal 2010 second quarter that will not be shipped or recognized until the third quarter. The bulk of these orders came from the disk drive market.

Gross margin was 44.0% of revenue in the second quarter of fiscal 2010, compared with 45.5% in the previous quarter and 42.2% of revenue in the second quarter of fiscal 2009. Fluctuations in gross margin primarily are related to product mix and the impact of currency exchange in each period.

Operating expenses in the second quarter of fiscal 2010 were $5.7 million, compared to $5.5 million in the previous quarter and $8.8 million in the second quarter of fiscal 2009.  Lower operating expenses in the second quarter of fiscal 2010 compared with the prior year period were primarily the result of cost reductions implemented by Adept during fiscal 2009, including salary reductions for all employees. Employee salaries were partially restored in the beginning of the second fiscal quarter of 2010 and fully restored near the end of the quarter. Operating loss for the second quarter of fiscal 2010 was $1.6 million, compared to an operating loss of $209,000 in the previous quarter and an operating loss of $4.1 million in the second quarter of fiscal 2009.

The Company reported a GAAP net loss of $1.8 million, or $0.21 per share in the second quarter of fiscal 2010, which compares to a net loss of $82,000, or $0.01 per share in the previous quarter and a net loss of $4.6 million, or $0.57 per share in the second quarter of fiscal 2009.

Adept’s adjusted EBITDA loss was $1.1 million in the second quarter of fiscal 2010, compared with adjusted EBITDA gain of $693,000 in the first quarter of fiscal 2010 and adjusted EBITDA loss of $3.2 million in the second quarter of fiscal 2009.  A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

Adept’s cash and cash equivalents balance at December 26, 2009 was $8.0 million, compared to $7.1 million as of September 26, 2009.

“Although the first half of our fiscal 2010 was challenging, we are now seeing signs that economic recovery may be coming to our markets. Most dramatic was the increase in order flow we experienced at the end of the quarter. Not only does this give us better visibility into our near-term sales, it is an important signal that our customers are regaining confidence in their businesses and preparing to ramp for increased manufacturing activity. We are particularly encouraged by the number of orders we are now seeing from the disk drive market, which indicate that this sector may finally be coming out of its cyclical downturn,” said John Dulchinos, Adept's president and chief executive officer. “Throughout the global recession, Adept has continued to invest in our technology and in solutions for key markets such as disk drive, solar and packaging, while simultaneously reducing our expense base and focusing on generating cash. As we begin the calendar year 2010, we believe we are in a strong position to benefit from an economic recovery and leverage sales momentum into earnings growth.”

Recent Highlights:

In addition to the signs of market recovery indicated above, additional highlights of the quarter include:

  The receipt of a $3.2 million order for high-precision robots from a major international manufacturer of test automation equipment. As previously announced, the order is expected to be fulfilled and recognized as revenue in the third quarter of fiscal 2010.
  The launch of Adept Quattro s650HS, Adept’s newest Quattro robot and the first high-speed parallel robot accepted by the USDA for meat and poultry packaging. The Quattro s650HS is designed to give food packagers the highest possible speeds for raw food handling while complying with cleanliness and hygienic standards.
  An increase of $930,000 in the Company’s cash balance during the quarter, as a result of close management of the balance sheet and ongoing expense controls.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, February 3, 2010 at 5:00 P.M Eastern Time, to review the Company’s financial and operating performance for the fiscal 2010 second quarter. The call may also include statements regarding the Company's anticipated operations for the remainder of fiscal 2010.  These statements will be forward-looking, and actual results may differ materially.  The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release.  The call can be accessed by dialing (888) 549-7750. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the site. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 4203067#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting net income (loss) in accordance with GAAP, we have determined that adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, and goodwill impairment, and stock-based compensation expense, is a relevant measure of performance for our company as an approximate measure of operating cash flow, as it is a metric commonly used among technology companies and provides meaningful supplemental information regarding our operating performance, and it is expected to be used as a basis for incentive compensation for our management team in fiscal 2010. As a result, we believe it is a helpful tool for communicating our operating performance to our investors and analysts and for comparisons to other technology companies.

Adjusted EBITDA (loss) should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)" included below. While we believe that adjusted EBITDA (loss) is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Stock-based compensation has been, and will continue to be for the foreseeable future, a recurring expense for our business and an important incentive component of executive and other employee compensation. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income (loss) determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking including, without limitation, statements about our expectations for increased activity in our markets and our ability to capitalize on increased market activity to increase orders, grow revenues and earnings, and statements about the timing of shipment and revenue recognition for orders.. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to: factors affecting our fluctuating operating results including factors difficult to forecast or outside our control; the effect of the current economic downturn in manufacturing and other businesses of our customers and risks of nonpayment and customer insolvency; the timing and impact of the Company’s restructuring activities and subsequent decisions to restore employee salaries, increase sales and marketing program spending, and other expense-related matters; the Company’s inability to react quickly or adequately to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; the risks and regulatory requirements associated with international operation, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; and  the Company's increasing investment in markets that are subject to increased regulation and potential product liability.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2009, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 26,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$7,994	$7,501
Accounts receivable, less allowance for doubtful accounts of $774
at December 26, 2009 and $585 at June 30, 2009	8,256	6,991
Inventories	7,881	8,125
Other current assets	449	317
Total current assets	24,580	22,934
Property and equipment, net	1,992	2,648
Other assets	119	131
Total assets	$26,691	$25,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,862	$2,138
Accrued payroll and related expenses	1,311	1,220
Accrued warranty	1,145	1,179
Accrued restructuring charges, current	--	3
Other accrued liabilities	1,566	1,282
Total current liabilities	7,884	5,822

Long-term liabilities:
Other long-term liabilities	540	546
Total liabilities	8,424	6,368

Total stockholders' equity	18,267	19,345

Total liabilities and stockholders' equity	$26,691	$25,713

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Revenues	$9,195	$10,956	$20,901	$25,277
Cost of revenues	5,146	6,331	11,528	14,043
Gross margin	4,049	4,625	9,373	11,234
Operating expenses:
Research, development and engineering	1,474	1,380	2,688	2,780
Selling, general and administrative	4,183	5,364	8,502	12,158
Restructuring charges	--	1,866	--	1,270
Amortization of other intangibles	--	81	--	171
Goodwill impairment	--	71	--	71
Total operating expenses	5,657	8,762	11,190	16,450

Operating loss	(1,608)	(4,137)	(1,817)	(5,216)

Interest income, net of expense	2	5	1	48
Currency exchange gain (loss)	(157)	(503)	22	(1,089)

Loss before income taxes	(1,763)	(4,635)	(1,794)	(6,257)
Provision for (benefit from) income taxes	(7)	(2)	44	(2)
Net loss	($1,756)	($4,633)	($1,838)	($6,255)

Basic net loss per share	($0.21)	($0.57)	($0.22)	($0.77)
Diluted net loss per share	($0.21)	($0.57)	($0.22)	($0.77)

Shares used in computing per share amounts
Basic	8,298	8,131	8,293	8,072
Diluted	8,298	8,131	8,293	8,072

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three Months ended December 26, 2009	Three Months ended September 26, 2009	Three Months ended December 27, 2008

Net loss	$(1,756)	$(82)	$(4,633)
Interest earned, net	(2)	1	(5)
Income taxes	(7)	51	(2)
Depreciation	372	382	447
Amortization of intangibles	--	--	81
Goodwill impairment	--	--	71
Stock compensation expense	280	341	809

Adjusted EBITDA (loss)	$(1,113)	$693	$(3,232)
CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com